Exhibit 5.4

December 14, 2017

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Re:	Senior Note Guarantee by Gulfstream Home & Garden, Inc.

Ladies and Gentlemen:

We have acted as counsel to Gulfstream Home & Garden, Inc., a Florida corporation (the “Company”), in connection with the issuance by the Company of a guarantee (the “Guarantee”) relating to Three Hundred Million and No/100 Dollars ($300,000,000.00) aggregate principal amount of 5.125% Senior Notes due 2028 (the “Notes”) to be issued by Central Garden & Pet Company (“Central”). The Notes and Guarantee are registered under the Registration Statement on Form S-3 (File No. 333-221935) filed with the Securities and Exchange Commission (the “Commission”) on December 7, 2017 (the “Registration Statement”) by Central, as issuer, and certain guarantors, including the Company.

The Notes and the Guarantee will be issued under and pursuant to the base indenture, dated as of March 8, 2010 (the “Base Indenture”), between Central, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated as of December 14, 2017, among Central, other direct and indirect subsidiaries, including the Company, as guarantors (the “Guarantors”), and the Trustee (the “Seventh Supplemental Indenture”, together with the Base Indenture, shall hereinafter be referred to as the “Indenture”).

This opinion letter has been prepared and is to be construed in accordance with the “Report on Third-Party Legal Opinion Customary Practice in Florida, dated December 3, 2011 (the “Report”). The Report is incorporated by reference into this opinion letter.

As counsel to the Company, we examined executed copies of, but have not participated in the negotiation, preparation or settlement of:

(a)	the Indenture;

(b)	the Guarantee;

(c)	the resolutions adopted by the Board of Directors of the Company pertaining to the authorization, issuance, execution and delivery of the Seventh Supplemental Indenture and the Guarantee issued pursuant to the Indenture; and

(d)	the Registration Statement.

W W W . P O L K L A W Y E R . C O M

Reed Mawhinney & Link, PLLC

December 14, 2017

The documents listed in items (a)-(d) above are herein sometimes collectively referred to as the “Documents.”

In addition, in connection with rendering the opinions set forth in this opinion letter, we have reviewed originals or copies of the following other documents:

(a) Secretary’s Certificate of the Company delivered December 14, 2017 and incorporated herein by reference (“Officer’s Certificate”);

(b) Articles of Incorporation of the Company;

(c) By-laws of The Company; and,

(d) Certificate of Good Standing of the Company, dated December 6, 2017 and with tracking number CU9033613964.

For purposes of rendering the opinions contained in this opinion letter, we have not reviewed any documents other than the documents listed above. We have also not reviewed any documents that may be referred to in or incorporated by reference into any of the documents listed above.

With your consent, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Documents supplied to us by the Company with respect to the factual matters set forth therein. However, no opinion is rendered hereunder as to the accuracy of the representations and warranties contained in the Documents. We have, with your consent, assumed that certificates of public officials dated earlier than the date of this opinion letter and the Officer’s Certificate remain accurate from such earlier dates through and including the date of this opinion letter.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the assumptions implicitly included in all opinions of Florida counsel that are set forth in the Report in “Common Elements of Opinions — Assumptions,” and the following:

(a) The Trustee is duly organized and validly existing under the laws of their respective jurisdiction of organization and Central and the Guarantors (other than the Company) are each corporations or limited liability companies duly incorporated or organized, validly existing and in good standing under the laws of their respective states of incorporation;

(b) Each of the Documents has been duly executed and delivered by each party thereto (other than the Company) and each such party and the signatory thereof has the necessary right, power and authority to execute and deliver and perform its obligations under the Documents to which it is a party; the execution, delivery and performance of each of the Documents have been duly authorized by all parties thereto (other than the Company); the Documents constitute valid and binding obligations of all parties thereto (other than the Company); and there are no

Reed Mawhinney & Link, PLLC

December 14, 2017

judgments, decrees or orders that impair or limit the ability of the Company or any other party to any of the Documents to execute and deliver any of the Documents to which it is a party or to perform or be bound by any transactions contemplated therein (although we have no knowledge of any such judgment, decrees or orders);

(c) There is no oral or written agreement, understanding, course of dealing or usage of trade that affects the rights and obligations of the parties set forth in the Documents or that would have an effect on the opinions expressed herein; all material terms and conditions of the relevant transactions among the Trustee, Central, the Guarantors and the Company are correctly and completely reflected in the Documents; and there has been no waiver of any provision of the Documents by conduct of the parties or otherwise;

(d) All natural persons who are signatories to the Documents or other documents reviewed by us were legally competent at the time of execution; all signatures on all documents reviewed by us are genuine; all copies of documents submitted to us are accurate and complete, each such document that is original is authentic and each such document that is a copy conforms to an authentic original; and the documents executed and delivered by the parties are in substantially the same form as the forms of those documents that we have reviewed in rendering this opinion;

(e) The Company has received adequate consideration for the execution, delivery and performance of the Documents;

When used in this opinion letter, the phrases “to our knowledge,” “known to us” or the like is based solely on the Officer’s Certificate and the conscious awareness of the lawyers in the “primary lawyer group” of factual matters such lawyers recognize as being relevant to the opinion or confirmation so qualified. Such phrases do not imply that we have undertaken any independent investigation within our firm, with the Company, Central, or with any third party to determine the existence or absence of any facts or circumstances, and no inference should be drawn merely from our past or current representation of Central and/or the Company. Where any opinion or confirmation is qualified by the phrase “to our knowledge,” “known to us” or the like, it means that the lawyers in the “primary lawyer group” are without any actual knowledge or conscious awareness that the opinion or confirmation is untrue in any respect material to the opinion or confirmation. For purposes of this opinion letter, “primary lawyer group” means the lawyers currently in the firm who are actively involved in preparing or negotiating this opinion letter. We have not examined the files of our firm or any public records and our opinions are subject to matters that an examination of such records would reveal.

When used in this opinion letter, the term “Applicable Laws” means the federal and Florida laws, rules and regulations that a Florida counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Documents, but excluding the laws, rules and regulations set forth below. Laws, rules and regulations that are defined as the Excluded Laws in the “Common Elements of Opinions — Limitations to Laws of Specific Jurisdictions or to Substantive Areas of Law; Excluded Areas of Law” section of the Report are also expressly excluded from the scope of this opinion letter.

Reed Mawhinney & Link, PLLC

December 14, 2017

The opinions expressed below are limited to Applicable Laws and the published constitutions, treaties, laws, rules, regulations or judicial or administrative decisions of the State of Florida, in effect as of the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

Based and relying upon and subject to the foregoing, we are of the opinion that, as of the date hereof:

1. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Florida.

2. The execution and delivery by the Company of the Seventh Supplemental Indenture and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company and the Seventh Supplemental Indenture has been duly executed and delivered (to the extent such delivery is governed by the laws of the State of Florida) by the Company.

3. The Guarantee has been duly authorized, executed and issued by the Company.

This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion. We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus Supplements filed by Central with the Securities and Exchange Commission on December 7, 2017 and December 11, 2017 and to the filing of this opinion as Exhibit 5.4 to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely,

Reed Mawhinney & Link, PLLC

/s/ Andrew M. Reed

Andrew M. Reed, Esq.